SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☑

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12

Immunomedics, Inc.

(Name of Registrant as Specified In Its Charter)

venBio Select Advisor LLC

Behzad Aghazadeh

Scott Canute

Peter Barton Hutt

Khalid Islam

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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venBio Responds to Immunomedics’ Postponement of Annual Meeting

Believes Company’s Action Constitutes Unnecessary Delay and Hinders Stockholders’ Ability to Voice Discontent

venBio’s Four Highly-Qualified Nominees Are Ideally Positioned to Effect Urgently Needed Change

NEW YORK (November 29, 2016) – venBio Select Advisor LLC (“venBio”), the beneficial owner of approximately 9.5 million shares, or 9.0%, of Immunomedics, Inc. (NASDAQ: IMMU) (“Immunomedics” or the “Company”) and its largest stockholder, today issued the following statement regarding the Company’s sudden announcement that it will postpone its Annual Meeting, which was originally scheduled for December 14, 2016, to February 16, 2017:

“Immunomedics’ decision to postpone its Annual Meeting does a severe disservice to the Company’s stockholders. We believe investors deserve the opportunity to voice, without delay, their frustration at the strategic missteps of the Company’s leadership. By denying stockholders their right to elect directors this year, we believe the Company is simply perpetuating the pattern of self-serving actions and value destruction that have characterized Immunomedics to date.

Further, we note that Immunomedics’ delay of the meeting is a clear violation of Delaware corporate law, as the new meeting would be more than the permissible 13 month period since the prior meeting on December 2, 2015. As such, we are considering all options for protecting stockholders’ rights under applicable law.

Importantly, we are also concerned that management, in their push to show “progress”, could make rash decisions that will prove detrimental to the Company and to all stockholders. ‘Fast-tracking’ any purported deal or partnership to show “progress”, would raise the question of whether this board really cares more about what is best for the value and future of the Company or preserving their own positions.

venBio has put forth four highly-qualified director nominees – Scott Canute, Peter Barton Hutt, Dr. Khalid Islam, and Dr. Behzad Aghazadeh – who we believe have the right pharmaceutical development background, commercial manufacturing expertise and pharmaceutical partnering/deal making experience needed to advance the IMMU-132 drug and build stockholder value. Given our nomination of these incredible nominees, there is no need for the Company to waste more time searching for additional candidates for the Board or to increase the number of Directors. We also believe the Board – currently dominated by the husband-wife CEO-CSO team and Directors with more than a decade of tenure – lacks the independent leadership necessary to effectively craft a deal. Rushing this process without independent oversight and requisite expertise could set stockholders up for further value destruction.

The only thing that has changed ahead of the Company’s attempts to outline its strategy going forward has been our public involvement. We believe that this speaks to the fact that the Company felt no need to make progress on these fronts until feeling the brunt of public pressure. In our view, Immunomedics is merely paying lip service to the concerns of its investor base, and lacks the ability and willingness to effect meaningful change. We of course appreciate the Company saying that they are open to engagement with us, and remain receptive to any ideas they put forth. However, we continue to believe that Immunomedics must truly commit to transformative change that is in the best interests of all stockholders. Furthermore, the Company’s excuse that it is delaying the meeting to give stockholders the opportunity to evaluate the Company’s progress is absurd. Stockholders have already had a full year to evaluate progress since the last annual meeting and should be allowed to exercise their right to vote without delay. The incumbent Board should not prioritize its desire to stay in office over the rights of its stockholders.

At this point, Immunomedics has had ample time to make meaningful changes that would set the Company on the path towards success. It is time to choose the path of experience, competence and value creation, rather than the path of stagnation, management self-enrichment and shareholder value destruction.

We urge all stockholders to vote FOR all four of our Nominees on the GOLD proxy card as soon as it becomes available. We also note that we believe stockholders should expect that the record date for voting at the upcoming Annual Meeting will be moved to a date subsequent to that which was previously the case, and therefore should take steps to have the ability to vote all of their shares.”

About venBio Select Advisor LLC
venBio Select Advisor LLC (“venBio Select”) is the SEC registered investment manager for venBio’s public markets strategy and its main equity investment vehicle – the venBio Select Fund – which primarily invests across the biotechnology and therapeutics sector. The venBio Select Fund is managed by Dr. Behzad Aghazadeh, supported by a team of seasoned professionals with advanced medical and scientific backgrounds, and extensive investment experience in the biopharmaceutical industry. The investment and business operations for venBio Select are based in New York. venBio’s separate venture capital team operates and manages their funds from San Francisco, partnering with industry leaders to build biotechnology companies with a focus on novel therapeutics for unmet medical needs.

Investor Contact

Okapi Partners LLC

Bruce H. Goldfarb / Lydia Mulyk, 212-297-0720

info@okapipartners.com

Media Contact

Sloane & Company

Dan Zacchei / Joe Germani, 212-486-9500

dzacchei@sloanepr.com / jgermani@sloanepr.com

About the Proxy Solicitation

venBio Select Advisor LLC, Behzad Aghazadeh, Scott Canute, Peter Barton Hutt and Khalid Islam (collectively, the “Participants”) intend to file with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement and accompanying form of proxy to be used in connection with the solicitation of proxies from the stockholders of Immunomedics, Inc. (the “Company”). All stockholders of the Company are advised to read the definitive proxy statement and other documents related to the solicitation of proxies by the Participants when they become available, as they will contain important information, including additional information related to the Participants. The definitive proxy statement and an accompanying proxy card will be furnished to some or all of the Company’s stockholders and will be, along with other relevant documents, available at no charge on the SEC website at http://www.sec.gov/ or from Okapi Partners at 212-297-0720 or info@okapipartners.com.

Information about the Participants and a description of their direct or indirect interests by security holdings is contained in the preliminary proxy statement on Schedule 14A filed by the Participants with the SEC on November 16, 2016. This document is available free of charge from the sources indicated above.

Warning Regarding Forward Looking Statements

THIS PRESS RELEASE CONTAINS FORWARD LOOKING STATEMENTS. FORWARD LOOKING STATEMENTS CAN BE IDENTIFIED BY USE OF WORDS SUCH AS "OUTLOOK", "BELIEVE", "INTEND", "EXPECT",

"POTENTIAL", "WILL", "MAY", "SHOULD", "ESTIMATE", "ANTICIPATE", AND DERIVATIVES OR NEGATIVES OF SUCH WORDS OR SIMILAR WORDS. FORWARD LOOKING STATEMENTS IN THIS PRESS RELEASE ARE BASED UPON PRESENT BELIEFS OR EXPECTATIONS. HOWEVER, FORWARD LOOKING STATEMENTS AND THEIR IMPLICATIONS ARE NOT GUARANTEED TO OCCUR AND MAY NOT OCCUR AS A RESULT OF VARIOUS RISKS, REASONS AND UNCERTAINTIES. EXCEPT AS REQUIRED BY LAW, VENBIO AND ITS AFFILIATES AND RELATED PERSONS UNDERTAKE NO OBLIGATION TO UPDATE ANY FORWARD LOOKING STATEMENT, WHETHER AS A RESULT OF NEW INFORMATION, FUTURE DEVELOPMENTS OR OTHERWISE.